Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for First Quarter 2011

•	Metallurgical coal shipments rose 37 percent YOY to a record 3.6 million tons
•	Total revenue rose 23 percent YOY to a record $1.13 billion
•	Consistent free cash flow generation drives liquidity to a record $1.9 billion at March 31st
•	Massey transaction expected to close promptly after scheduled shareholder meetings on June 1st
•	Alpha updates guidance for 2011 and 2012

ABINGDON, Va., May 3, 2011—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported first quarter net income of $49.8 million or $0.41 per diluted share compared to net income of $14.0 million or $0.12 per diluted share last year.  The first quarter 2011 income from continuing operations was $49.8 million or $0.41 per diluted share compared to income from continuing operations of $14.7 million or $0.12 per diluted share in the first quarter of 2010.  Excluding amortization of coal supply agreements, merger-related expenses and related tax impacts, first quarter 2011 adjusted income from continuing operations was $79.7 million or $0.65 per diluted share compared to $84.2 million or $0.69 per diluted share last year.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the first quarter 2011 was $193.0 million, compared to $218.5 million in the year ago period.  Excluding merger-related expenses, first quarter 2011 adjusted EBITDA from continuing operations was $216.3 million.

Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q1 2011	Q1 2010
Coal revenues	$987.0	$831.3

Income from continuing operations	$49.8	$14.7

Income from continuing operations per diluted share	$0.41	$0.12

Net income	$49.8	$14.0

Net income per diluted share	$0.41	$0.12

Adjusted income from continuing operations*	$79.7	$84.2

Adjusted income from continuing operations per diluted share*	$0.65	$0.69

EBITDA from continuing operations*	$193.0	$218.5

Adjusted EBITDA from continuing operations*	$216.3	$222.7

Tons of coal sold	21.0	21.4

Coal margin per ton	$12.49	$12.15

*These are non-GAAP financial measures.  A reconciliation of adjusted income  from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

“Alpha’s safety performance in the first quarter demonstrated the effectiveness of our ‘Running Right’ culture,” said Kevin Crutchfield, Alpha’s chief executive officer.  “Our overall incident rate is well below the industry average; four of our operations received the 2010 West Virginia Holmes Safety Award; three of our operations received the 2010 Mountaineer Guardian Award; and two of our operations, the Cucumber mine and our Litwar processing facility, were honored with both the Guardian and the Holmes Award.  I want to recognize and commend the collective efforts of Alpha’s entire workforce as we strive to set a new standard of safety excellence.

“Based on the foundation laid during the first quarter, Alpha expects to deliver outstanding results in 2011.  Since we last updated Alpha’s contracted position in our fourth quarter 2010 earnings release, we have priced approximately 2.6 million tons of metallurgical coal for delivery in 2011.  Of these newly contracted volumes, approximately 1.2 million tons commanded prices of approximately $324 per metric tonne.  As the leading U.S. supplier of metallurgical coal, Alpha is positioned to benefit from increasing global demand for metallurgical coal and the resulting robust pricing environment.

“Our regional and product diversification, along with today’s strong metallurgical coal market, served us well during the first quarter of 2011 as record metallurgical coal shipments and revenues somewhat offset a challenging quarter for our two Pittsburgh #8 longwall mines.  As we progress through the year, quarterly results should reflect the benefit of increasing average realizations on newly contracted metallurgical coal and the roll-off of older metallurgical contracts, as well as improved performance from the longwall mines following the completion of the longwall move at Cumberland in early April and the operation of the second longwall at Emerald which should resume before the end of the second quarter.

“Alpha’s acquisition of Massey Energy Company is nearing completion.  After announcing the transaction on January 29th, we have successfully achieved every milestone to date on our anticipated schedule.  We cleared our antitrust review under Hart-Scott-Rodino on April 1st; the definitive joint proxy statement/prospectus has been mailed; and we are on track for both companies to conduct their respective special meetings and shareholder votes on June 1st.  The integration planning effort is in full swing; the business unit structure and senior management appointments have been announced; and we intend to hit the ground running as a combined entity once the transaction is closed.  The combination of our two companies will make Alpha a true global leader, with over 5 billion tons of reserves, a leading global position in metallurgical coal shipments, a healthy balance sheet, and, importantly, a workforce of approximately 14,000 individuals exemplifying our Running Right culture, which I believe is the standard for excellence in the industry today.  Following the closing of the transaction, Alpha will continue to execute according to our strategic plan, and Alpha will remain singularly focused on the thorough, thoughtful and successful integration of the two companies in order to maximize value for our shareholders.”

Financial Performance

•
Total revenues in the first quarter were $1.1 billion compared to $922.0 million in the same period of 2010, and coal revenues were $987.0 million, up 19 percent compared to $831.3 million in the first quarter of 2010.  Coal revenues were higher than the year-ago period primarily due to a $253.0 million or 97 percent increase in metallurgical coal revenues which more than offset a $114.0 million decrease in Eastern thermal coal revenues.  The year-over-year growth in metallurgical coal revenues was attributable to increased shipment volumes and average per ton realizations that rose 37 percent and 44 percent, respectively, compared to the first quarter of 2010.  Freight and handling revenues and other revenues were $116.1 million and $27.7 million, respectively, during the first quarter compared to $64.8 million and $26.0 million, respectively, in the year-ago period.

During the first quarter of 2011, Alpha shipped 12.5 million tons of PRB coal, 4.9 million tons of Eastern steam coal and 3.6 million tons of metallurgical coal.  Average per ton realization for PRB shipments rose to $11.91 compared to $10.94 in the fourth quarter of 2010 and $10.81 in the first quarter of 2010.  The average per ton realization for Eastern steam coal shipments in the first quarter of 2011 was $66.89 compared to $67.04 in the prior quarter and $67.40 in the first quarter last year, and the average per ton realization for metallurgical coal increased to $141.76 in the first quarter compared to $114.87 in the prior quarter and $98.70 in the first quarter of 2010.

•
Total costs and expenses during the first quarter of 2011 were $1.05 billion compared to $864.4 million in the first quarter of 2010.  Cost of coal sales was $735.0 million compared to $575.1 million in the year-ago period. In addition to higher royalties and severance taxes driven by increases in average realizations, cost of coal sales increased year-over-year due to higher volumes and average purchase cost of brokered coal, increases in wages, salaries and employee benefits, and increases in the cost of, and in some cases, usage of mine supplies and services.

•
Cost of coal sales in the East averaged $71.30 per ton compared to $50.64 in the first quarter last year.  The higher Eastern cost of coal sales per ton during the first quarter primarily reflects reduced shipment volumes from our Pittsburgh #8 longwall mines due to a planned longwall move at the Cumberland mine and the operation of a single longwall at the Emerald mine, the influence of an increased volume of higher-cost purchased coal, higher sales-related variable costs driven by higher average realizations on metallurgical coal, and a mix shift with less low-cost longwall production and more high-cost underground metallurgical coal production.  The cost of coal sales per ton for Alpha Coal West’s PRB mines was $9.66 during the first quarter of 2011 compared with $8.86 in the first quarter of 2010.

•
Selling, general and administrative expense in the first quarter 2011 was $67.3 million compared to $47.8 million in the first quarter of 2010.  First quarter 2011 selling, general and administrative expense reflects the impact of $23.3 million of merger-related expenses primarily relating to M&A advisory fees, bridge financing fees and consulting fees for pre-closing integration activities attributable to the pending Massey transaction.  Depreciation, depletion and amortization (DD&A) during the quarter was $88.6 million, and amortization of acquired coal supply agreements resulting from the Foundation merger was $26.0 million.

•
Alpha recorded net income of $49.8 million or $0.41 per diluted share during the first quarter 2011 compared to net income of $14.0 million or $0.12 per diluted share during the first quarter of 2010.  First quarter 2011 income from continuing operations was also $49.8 million or $0.41 per diluted share compared with $14.7 million or $0.12 per diluted share in the year-ago quarter.  First quarter 2011 net income and income from continuing operations included $23.3 million of pre-tax merger-related expenses and $26.0 million of pre-tax amortization of coal supply agreements.  Excluding these items and related tax impacts, adjusted income from continuing operations was $79.7 million or $0.65 per diluted share compared to adjusted income from continuing operations of $84.2 million or $0.69 per diluted share in the first quarter of 2010.

•
EBITDA from continuing operations was $193.0 million in the first quarter 2011 compared to $218.5 million in the prior-year period.  Excluding merger-related expenses, adjusted EBITDA from continuing operations was $216.3 million in the first quarter of 2011 compared to $222.7 million in the first quarter of 2010.

Liquidity and Capital Resources

Cash provided by operations (including discontinued operations) for the quarter ended March 31, 2011 was $168.4 million compared to $143.3 million for the first quarter of 2010.

Capital expenditures (including discontinued operations) for the first quarter 2011 were $57.1 million, versus $60.9 million in the comparable period last year.

At the end of the first quarter, Alpha had available liquidity of approximately $1.9 billion, consisting of cash, cash equivalents and marketable securities of an aggregate $916.4 million, plus $960.4 million available under the company’s secured credit facilities.  Total long-term debt, including current portion of long-term debt at March 31, 2011, was $760.8 million compared with $754.2 million at December 31, 2010.

Market Overview

Seaborne demand for metallurgical and thermal coal continues to increase globally, driven primarily by ongoing demand growth in Asia and the worldwide economic recovery.  In response to strong seaborne demand, the U.S. is on pace to export approximately 100 million tons of coal in 2011, an increase of approximately 25 percent from 2010 and the highest level of U.S. exports in nearly 20 years.  The combination of Alpha and Massey will be well-positioned to benefit from this burgeoning seaborne demand with 25 million tons of export capacity and greater than 24 million tons of estimated annual metallurgical coal sales on a pro forma combined basis.

The global supply of metallurgical coal remains tight due to severe flooding events in Australia in the first quarter which reduced Queensland production by as much as 15 million metric tonnes.  Demand shows no sign of abating.  Based on the first few months of data, China is on track to import 45-50 million tons of coking coal in 2011; the need for rebuilding following the tragic earthquake and tsunami in Japan is expected to boost incremental steel demand in the near future; and year-to-date steel production in the United States appears to be tracking ahead of levels previously anticipated by domestic steel mills.  In this environment of tight global supply and increasing demand, the quarterly international benchmark recently reached a record $330 per metric tonne.  As the largest supplier of metallurgical coal among U.S. producers, Alpha is uniquely positioned to benefit from today’s strong market conditions for metallurgical coal.  Furthermore, when the acquisition of Massey is complete, the combined entity is anticipated to rank among the top three metallurgical coal suppliers globally.

During the first quarter of 2011, the market for seaborne thermal coal tightened as supply was constrained by weather-related interruptions in Colombia and Indonesia, as well as Australia.  Worldwide, the future of nuclear electricity generation has been called into question following the disaster in Japan.  Germany has taken several nuclear plants off-line for an extended inspection period, and several plants may remain closed indefinitely.  Plans for new nuclear generation around the world, as well as requests to extend the useful life of nuclear facilities, may face considerable opposition.  All of these factors have resulted in stronger demand and improved pricing for thermal coal thus far in 2011.  Looking ahead, demand growth in developing economies, especially India which is projected to import 75 million tonnes in 2011 and more than 100 million tonnes by the middle of this decade, will continue to stress the available seaborne supply of thermal coal for the foreseeable future.

In the United States, access to low-cost natural gas continues to weigh on thermal coal’s share of electricity generation, and domestic stockpiles have remained relatively stable at approximately 160 million tons.  Despite relatively stable domestic demand, improving seaborne market conditions and the likelihood of increasing thermal coal exports should gradually drive improved market conditions in the domestic market.

Outlook

On a stand-alone basis, Alpha is increasing its 2011 and 2012 metallurgical coal shipment guidance to a range of 13.5 to 14.5 million tons in each year, up from a range of 13.0 to 14.5 million tons in each year previously.  All other shipment guidance ranges remain unchanged from Alpha’s previous guidance. As of April 19, 2011, all of Alpha’s expected 2011 PRB shipments are committed and priced at an average per ton realization of $11.87.  Expected 2011 Eastern steam coal shipments are 95 percent committed and priced at an average per ton realization of $66.01, and one percent of expected Eastern steam coal shipments is committed and unpriced.  Expected 2011 Eastern metallurgical coal shipments are 87 percent committed and priced at an average per ton realization of $159.08, up from an average per ton realization of $142.23 on committed and priced volumes reported in Alpha’s fourth quarter 2010 earnings release.  Thirteen percent of Alpha’s expected 2011 metallurgical coal shipments are committed and unpriced.  Guidance for selling, general and administrative expense; interest expense; depletion, depreciation and amortization expense; and capital expenditures in 2011 all remain unchanged from Alpha’s previous guidance.

As of April 19, 2011, 75 percent of Alpha’s 2012 PRB shipments are committed and priced at an average per ton realization of $12.59.  Eastern steam coal shipments are 22 percent committed and priced at an average per ton realization of $70.67, and 35 percent of expected Eastern steam coal shipments are committed and unpriced.  Eastern metallurgical coal shipments in 2012 are 11 percent committed and priced, and 49 percent are committed and unpriced.  Committed and priced metallurgical tons are contracted at an average realization of $151.61 per ton.

Guidance
(in millions, except per-ton and percentage amounts)

	2011	2012
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$11.87	$12.59
Eastern Steam	$66.01	$70.67
Eastern Metallurgical	$159.08	$151.61
Coal Shipments3	83.5 – 91.5	83.5 – 91.5
West	48.0 – 52.0	48.0 – 52.0
Eastern Steam4	22.0 – 25.0	22.0 – 25.0
Eastern Metallurgical	13.5 – 14.5	13.5 – 14.5
Committed and Priced (%)5	98%	51%
West	100%	75%
Eastern Steam	95%	22%
Eastern Metallurgical	87%	11%
Committed and Unpriced (%)6	2%	17%
West	0%	0%
Eastern Steam	1%	35%
Eastern Metallurgical	13%	49%
West – Cost of Coal Sales per Ton	$9.25 – $9.75
East – Cost of Coal Sales per Ton	$63.00 – $66.00
Selling, General & Administrative Expense (excluding merger-related expenses)	$165 – $175
Depletion, Depreciation & Amortization	$390 – $410
Interest Expense	$60 – $65
Capital Expenditures7	$340 – $440

NOTES:
1.	Based on committed and priced coal shipments as of April 19, 2011.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2011 and 2012 include an estimated 3.0 to 4.0 million tons of brokered coal per year.
4.
The 2011 shipment range for Eastern steam coal reflects the impact of a scheduled longwall move at the Cumberland mine in December of 2011, and two scheduled longwall moves at the Emerald mine in May and November/December of 2011.

5.	As of April 19, 2011, compared to the midpoint of shipment guidance range.
6.
In 2011, committed and unpriced Eastern tons include approximately 1.0 million tons of metallurgical coal subject to market pricing, and approximately 0.8 million tons of metallurgical coal subject to collared pricing with an average pricing range of $219 to $291, as well as legacy contracts covering approximately 0.2 million tons of steam coal subject to average indexed pricing estimated at $77.24 per ton.  In 2012, committed and unpriced Eastern tons include approximately 6.3 million tons of metallurgical coal subject to market pricing, approximately 3.5 million tons of steam coal subject to market pricing, approximately 0.5 million tons of metallurgical coal subject to collared pricing with an average pricing range of $196 to $309, and approximately 4.1 million tons of steam coal subject to collared pricing with an average pricing range of $60 to $73 per ton, as well as legacy contracts covering 0.6 million tons of steam coal subject to average indexed pricing estimated at $75.45 per ton.

7.
Includes the annual bonus bid payments on the Eagle Butte Federal Lease by Application (LBA) in the Powder River Basin of $36.1 million in 2011; excludes a potential bonus bid installment on a new LBA at Belle Ayr in 2011.

About Alpha Natural Resources
Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,500 people and operates approximately 68 mines and 13 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•
our ability to integrate successfully operations that we may acquire or develop in the future, including those of Massey Energy Company, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business, including financing related to our proposed acquisition of Massey Energy Company;
•	the failure of Alpha and Massey shareholders to approve the transaction;
•	the outcome of pending or potential litigation or governmental investigations;
•	the timing of the completion of the merger;
•	uncertainty of the expected financial performance of Alpha following completion of the merger;
•	Alpha’s ability to achieve the cost savings and synergies contemplated by the merger within the expected time frame;
•	disruption from the proposed merger with Massey making it more difficult to maintain relationships with customers, employees or suppliers;
•
the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger with Massey and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies;

•	our relationships with, and other conditions affecting, our customers;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations, pension obligations and federal black lung obligations;
•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our secured credit facility and the indentures governing the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015;
•	certain terms of the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2010.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Important Additional Information and Where to Find It
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed merger, Alpha has filed with the SEC a registration statement on Form S-4 (commission file number 333-172888), as amended, that includes a preliminary joint proxy statement/prospectus regarding the proposed merger.  The registration statement was declared effective by the SEC on April 28, 2011, and a definitive joint proxy statement/prospectus has been mailed to Alpha and Massey stockholders on or about April 29, 2011 in connection with the proposed merger.  INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  You may obtain a copy of the joint proxy statement/prospectus and other related documents filed by Alpha and Massey with the SEC regarding the proposed merger as well as other filings containing information, free of charge, through the web site maintained by the SEC at www.sec.gov, by directing a request to Alpha’s Investor Relations department at Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attn: Investor Relations, to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York  10005 or to Massey’s Investor Relations department at, (804) 788 - 1824 or by email to Investor@masseyenergyco.com.  Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from Alpha’s website at www.alphanr.com under the heading “Investor Relations” and then under the heading “SEC Filings” and Massey’s website at www.masseyenergyco.com under the heading “Investors” and then under the heading “SEC Filings”.

Participants in Solicitation
Alpha, Massey and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger is set forth in the definitive joint proxy statement/prospectus filed with the SEC.  You can find information about Alpha’s directors and executive officers in Alpha’s definitive proxy statement filed with the SEC on April 1, 2011.  You can find information about Massey’s directors and executive officers in Amendment No. 1 to Massey’s Annual Report on Form 10-K filed with the SEC on April 19, 2011. You can obtain free copies of these documents from Alpha or Massey using the contact information above.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenues:
Coal revenues	$986,978	$831,266
Freight and handling revenues	116,055	64,788
Other revenues	27,705	25,950
Total revenues	1,130,738	922,004

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	734,985	575,067
Freight and handling costs	116,055	64,788
Other expenses	18,579	15,684
Depreciation, depletion and amortization	88,638	95,127
Amortization of acquired coal supply agreements, net	25,983	65,957
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	67,284	47,789
Total costs and expenses	1,051,524	864,412

Income from operations	79,214	57,592

Other income (expense):
Interest expense	(15,610)	(22,120)
Interest income	1,045	680
Miscellaneous income (expense)	(834)	(204)
Total other expense, net	(15,399)	(21,644)

Income from continuing operations before income taxes	63,815	35,948
Income tax expense	(13,967)	(21,278)
Income from continuing operations	49,848	14,670

Discontinued operations:
Loss from discontinued operations before income taxes	-	(1,047)
Income tax benefit	-	418
Loss from discontinued operations	-	(629)

Net income	$49,848	$14,041

Earnings per common share:
Basic earnings per common share:
Income from continuing operations	$0.42	$0.12
Loss from discontinued operations	-	-
Net income	$0.42	$0.12

Diluted earnings per common share:
Income from continuing operations	$0.41	$0.12
Loss from discontinued operations	-	-
Net income	$0.41	$0.12

Weighted average shares outstanding:
Weighted average shares--basic	120,014,520	119,892,529
Weighted average shares--diluted	122,035,780	121,876,328

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Tons sold from continuing operations(1):
Powder River Basin	12,487	12,215
Eastern steam	4,859	6,514
Eastern metallurgical	3,620	2,636
Total	20,966	21,365

Average realized price per ton sold from continuing operations (2)(9):
Powder River Basin	$11.91	$10.81
Eastern steam	66.89	67.40
Eastern metallurgical	141.76	98.70
Weighted average total	$47.08	$38.91

Coal revenues:
Powder River Basin	$148,779	$132,076
Eastern steam	325,011	439,012
Eastern metallurgical	513,188	260,178
Total coal revenues	$986,978	$831,266

Cost of coal sales per ton from continuing operations (3)(9):
Powder River Basin	$9.66	$8.86
East (4)	$71.30	$50.64
Weighted average total	$34.59	$26.76

Weighted average coal margin per ton (5)	$12.49	$12.15
Weighted average coal margin percentage (6)	26.5%	31.2%

Net cash provided by operating activities including discontinued operations	$168,418	$143,250
Capital expenditures including discontinued operations	$57,101	$60,879

	As of
	March 31, 2011	December 31, 2010
Liquidity ($ in 000's):
Cash and cash equivalents	$540,860	$554,772
Marketable securities with maturities of less than one year (7)	295,179	217,191
Marketable securities with maturities of greater than one year (8)	80,361	60,159
Unused revolving credit and A/R securitization facilities	960,445	932,945
Total available liquidity	$1,876,845	$1,765,067

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Classified as a current asset on the balance sheet.
(8) Classified as a non-current asset on the balance sheet.
(9) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2011	December 31, 2010

Cash and cash equivalents	$540,860	$554,772
Trade accounts receivable, net	356,041	281,138
Inventories, net	217,544	198,172
Short-term marketable securities	295,179	217,191
Prepaid expenses and other current assets	128,886	124,564
Total current assets	1,538,510	1,375,837
Property, equipment and mine development costs, net	1,136,551	1,131,987
Owned and leased mineral rights, net	1,859,125	1,884,169
Owned lands	98,727	98,727
Goodwill	382,440	382,440
Acquired coal supply agreements, net	135,614	162,397
Long-term marketable securities	83,187	60,159
Other non-current assets	111,683	83,567
Total assets	$5,345,837	$5,179,283

Current portion of long-term debt	$11,839	$11,839
Trade accounts payable	233,934	121,553
Accrued expenses and other current liabilities	297,934	313,754
Total current liabilities	543,707	447,146
Long-term debt	748,984	742,312
Pension and postretirement medical benefit obligations	723,211	719,355
Asset retirement obligations	215,632	209,987
Deferred income taxes	231,176	249,408
Other non-current liabilities	154,574	155,039
Total liabilities	2,617,284	2,523,247
Total stockholders' equity	2,728,553	2,656,036
Total liabilities and stockholders' equity	$5,345,837	$5,179,283

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Operating activities:
Net income	$49,848	$14,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	97,847	104,538
Amortization of acquired coal supply agreements, net	25,983	65,957
Mark-to-market adjustments for derivatives	(140)	885
Stock-based compensation	10,948	8,706
Employee benefit plans, net	12,852	15,437
Deferred income taxes	4,652	(6,853)
Other, net	(6,360)	(321)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(74,903)	(74,750)
Inventories, net	(19,372)	(30,232)
Prepaid expenses and other current assets	(17,458)	33,340
Other non-current assets	(3,589)	3,346
Trade accounts payable	109,116	8,389
Accrued expenses and other current liabilities	(13,519)	935
Pension and postretirement medical benefit obligations	(12,110)	(6,773)
Asset retirement obligations	(961)	(1,063)
Other non-current liabilities	5,584	7,668
Net cash provided by operating activities	168,418	143,250

Investing activities:
Capital expenditures	(57,101)	(60,879)
Purchases of marketable securities	(160,372)	(50,560)
Sales of marketable securities	60,434	12,320
Purchase of equity-method investment	(2,000)	(3,000)
Other, net	(4,477)	819
Net cash used in investing activities	(163,516)	(101,300)

Financing activities:
Principal repayments on long-term debt	(2,960)	(8,375)
Debt issuance costs	(11,710)	-
Excess tax benefit from stock-based awards	5,245	6,735
Common stock repurchases	(11,203)	(15,676)
Proceeds from exercise of stock options	1,814	3,332
Net cash used in financing activities	(18,814)	(13,984)

Net increase (decrease) in cash and cash equivalents	$(13,912)	$27,966
Cash and equivalents at beginning of period	$554,772	$465,869
Cash and equivalents at end of period	$540,860	$493,835

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings.  Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of coal supply agreements less interest income and income tax benefit.  Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus merger related expenses, losses on early extinguishment of debt, less various gains and losses not expected to recur on a quarterly basis.  The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as supplemental measures of the company's performance and debt service capacity that may be useful to securities analysts, investors and others.  EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP.  Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies.  A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, is provided in the table below.

	Three Months Ended March 31,
	2011	2010

Income from continuing operations	$49,848	$14,670
Interest expense	15,610	22,120
Interest income	(1,045)	(680)
Income tax expense	13,967	21,278
Depreciation, depletion and amortization	88,638	95,127
Amortization of acquired coal supply agreements, net	25,983	65,957
EBITDA from continuing operations	193,001	218,472
Merger related expenses	23,328	4,228
Adjusted EBITDA from continuing operations	$216,329	$222,700

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels.  Alpha defines adjusted income from continuing operations as income from continuing operations plus merger related expenses, losses on early extinguishment of debt, the portion of interest expense attributable to termination of hedge accounting for interest rate swaps, and amortization of coal supply agreements, less various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets and reversal of reserves for uncertain tax positions, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments.  Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares.  The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time.  Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP.  Moreover, adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not calculated identically by all companies.  A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted diluted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended March 31,
	2011	2010

Income from continuing operations	$49,848	$14,670
Merger related expenses	23,328	4,228
Amortization of acquired coal supply agreements, net	25,983	65,957
Estimated income tax effect of above adjustments	(19,419)	(26,176)
Deferred tax charge from change in tax treatment of Medicare Part D deductions	-	25,566
Adjusted income from continuing operations	$79,740	$84,245

Weighted average shares--diluted	122,035,780	121,876,328

Adjusted diluted earnings per common share from continuing operations	$0.65	$0.69

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.